Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY COMPANY ANNOUNCES

EARLY RESULTS OF TENDER OFFER AND CONSENT SOLICITATION

DENVER, CO — August 20, 2018 — SM Energy Company (“SM Energy”) (NYSE: SM) announced today early results for its previously announced tender offer (the “Offers”) to purchase (i) any and all of its 6.500% Senior Notes due 2023 (the “2023 Notes”), and (ii) up to an aggregate principal amount not to exceed $85,000,000 (the “Tender Cap”), of its 6.125% Senior Notes due 2022 (the “2022 Notes” and, together with the 2023 Notes, the “Notes”), subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 6, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and related solicitation of consents (the “Consent Solicitation”) from holders of the 2023 Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the 2023 Notes (the “Consents”).

The following table sets forth, among other things, the principal amount of Notes validly tendered and accepted for purchase as of the Early Participation Date:

Title of Notes	CUSIP Numbers / ISIN	Aggregate Principal Amount Outstanding	Tender Cap	Principal Amount Tendered	Principal Amount Accepted
6.500% Senior Notes due 2023	78454L AF7 / US78454LAF76	$394,985,000	N/A	$384,424,000	$384,424,000
6.125% Senior Notes due 2022	78454L AK6 / US78454LAK61	$561,796,000	$85,000,000	$337,261,000	$85,000,000

In addition, the requisite Consents to effect the Proposed Amendments (the “Requisite Consents”) with respect to the 2023 Notes, as described in the Offer to Purchase, have been received.  Accordingly, SM Energy expects to execute and deliver a supplement to the indenture governing the 2023 Notes (the “Supplemental Indenture”) with respect to the Proposed Amendments.  The Proposed Amendments will amend the indenture with respect to the 2023 Notes to, among other things, eliminate certain covenants and certain events of default under the Indenture and amend or eliminate certain provisions with respect to the 2023 Notes, and reduce the minimum notice of optional redemption by SM Energy required to be given to holders of the 2023 Notes from 30 days to three business days.  The Supplemental Indenture will become operative today upon SM Energy accepting for purchase the 2023 Notes tendered in the Offers.

Because the aggregate amount of 2022 Notes validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on August 17, 2018 (such date, the “Early Tender Date”) exceeded the Tender Cap, the 2022 Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date will be accepted on a pro rata basis, subject to a proration factor of approximately 25.2%, and no additional 2022 Notes tendered after the Early Tender Date will be accepted by SM Energy.

All Notes accepted for purchase will be purchased by SM Energy on the “Early Payment Date,” which is currently expected to occur today.  Payment for the Notes that are purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Payment Date.

SM Energy intends to redeem any of the 2023 Notes that remain outstanding following the expiration of the Offers.  This press release does not constitute a notice of redemption under the 2023 Indenture and the redemption of any 2023 Notes that remain outstanding following the expiration of the Offers will be made only pursuant to the terms of the applicable notice of redemption delivered pursuant to the terms of the 2023 Indenture.

The Offers are scheduled to expire at 11:59 p.m., New York City time on August 31, 2018, unless extended or earlier terminated. Withdrawal and revocation rights expired at 5:00 p.m., New York City time, on August 17, 2018.  Notes that have been tendered may no longer be withdrawn and consents that have been delivered may no longer be revoked.

This press release does not constitute an offer to purchase or redeem or the solicitation of an offer to sell the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The dealer manager for the Tender Offer is BofA Merrill Lynch.  Questions regarding the Tender Offer may be directed to BofA Merrill Lynch, at (888) 292-0070 (toll-free) and (980) 388-3646 (collect).  Requests for documentation regarding the Offer should be directed to the Information Agent, D.F. King & Co., Inc. at (800) 821-2712 (toll-free) and (212) 269-5550 (collect) or by e-mail at sm@dfking.com.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will,” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements include, but are not limited to, among other things, the completion of the Offers and the redemption of the 2023 Notes.  Such forward-looking statements are based on assumptions and analyses made by SM Energy’s in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors that SM Energy believes are appropriate under the circumstances.  These statements are subject to a number of known and unknown risks and uncertainties, which may cause SM Energy’s actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Some of these risks are described in the “Risk Factors” section in Part I, Item 1A of SM Energy’s Annual Report on Form 10-K for the year ended December 31, 2017.  Forward-looking statements are not guarantees of future performance and actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.

SM ENERGY INVESTOR CONTACT:

Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507